EXHIBIT 10.7

SUPPLY AGREEMENT
(PARENT TO SPINCO)

This Supply Agreement (Parent to Spinco) (together with the Exhibits hereto, this “Agreement”) is made as of the 16th day of August 2016, by and between Lockheed Martin Corporation, a Maryland corporation (“Parent”), and Abacus Innovations Corporation, a Delaware corporation (“Spinco”). Each of Parent and Spinco is sometimes referred to individually in this Agreement as a “Party” and collectively they are sometimes referred to as the “Parties.”
W I T N E S S E T H:

WHEREAS, Parent and Spinco are parties to that certain Separation Agreement dated as of January 26, 2016 (the “Separation Agreement”), pursuant to which, among other things, Parent has agreed to transfer, or to cause the Affiliated Transferors to transfer, to Spinco certain of the assets held, owned or used by Parent and the Affiliated Transferors to conduct the Spinco Business, and to assign certain liabilities associated with the Spinco Business to Spinco, and Spinco has agreed to receive such assets and assume such liabilities;
WHEREAS, the Separation Agreement provides for the separation of the Spinco Business from the remaining business of Parent and its Subsidiaries to create two independent companies, on the terms and conditions set forth in the Separation Agreement and the other Transaction Documents;
WHEREAS, Parent, Spinco, Leidos Holdings, Inc., a Delaware corporation (“RMT Parent”), and Lion Merger Co., a Delaware corporation and wholly owned Subsidiary of RMT Parent (“Merger Sub” and, together with Parent, Spinco and RMT Parent, the “Merger Agreement Parties”) are parties to that certain Agreement and Plan of Merger dated as of January 26, 2016 (the “Merger Agreement”), pursuant to which, immediately following the Distribution, the Merger Agreement Parties will effect the merger of Merger Sub with and into Spinco, with Spinco continuing as the surviving corporation upon the terms and subject to the conditions of the Merger Agreement;

WHEREAS, from time to time, the Spinco Business, as a business unit of Parent, has purchased certain products and services (the “Parent Products and Services”) from other business units and Subsidiaries of Parent other than the Spinco Business (each, a “Business Unit”) pursuant to the terms of Intra-Lockheed Martin Work Transfer Agreements and other inter-division or Intra-Lockheed Martin agreements or arrangements (collectively, “IWTAs”) between the Spinco Business and the other Business Units;
WHEREAS, Parent has agreed to continue to supply, or to cause the other Business Units to continue to supply, such Parent Products and Services to the Spinco Business, and Spinco has agreed to continue to purchase, or to cause its Subsidiaries to purchase, certain Parent Products and Services from Parent and the other Business Units, in accordance with the terms and conditions of this Agreement; and

WHEREAS, Parent and Spinco desire to enter into this Agreement in connection with the Distribution and the Contemplated Transactions;
NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Section 1.Definitions. Capitalized terms used in this Agreement but not defined herein shall have the meanings given to them in the Separation Agreement. Each of the following terms is defined in the Section set forth opposite such term:
Term                                         Section

AAA    19(a)
Agreement    Preamble
Arbitral Tribunal    19(d)
Business Unit    Recitals
Continuing Government Bids    2(b)
Continuing IWTA    2(a)
Cost IWTA    3(d)
Delaware Courts    20
Dispute    19(a)
Fee IWTA    3(d)
Initial Consideration    3(b)
IWTA Consideration    3(a)
IWTAs    Recitals
Merger Agreement    Recitals
Merger Agreement Parties    Recitals
Merger Sub    Recitals
Originating Party    6(a)
Parent    Preamble
Parent Products and Services    Recitals
Parties    Preamble
Party    Preamble
Proprietary Information    6(a)
Receiving Party    6(a)
RMT Parent    Recitals
Rules    19(a)
Separation Agreement    Recitals
Spinco    Preamble
Standard Terms and Conditions    2(e)
Subcontract    2(b)
Subcontract Consideration    3(b)
Spinco’s Subcontract Management Cost    3(d)

Task Order IWTA    3(d)

Section 2.    Purchase and Supply of Parent Products and Services.
(a)    Continuing IWTAs. During the term of this Agreement and subject to the terms and conditions contained herein, Parent, through the Business Units, shall supply to the Spinco Business, and the Spinco Business shall purchase from the Business Units, the quantities of Parent Products and Services that would have been provided, and at the prices that such Parent Products and Services would have been provided, under those IWTAs existing on the date hereof between the applicable Business Unit and the Spinco Business (each, a “Continuing IWTA”), and which are listed on Exhibit A attached hereto. To the extent that any Continuing IWTA is based on an oral, informal, or otherwise unwritten agreement between the applicable Business Unit and the Spinco Business, such agreements shall be reduced to writing as soon as practicable. Each Continuing IWTA shall be subject to and governed by the terms, conditions and provisions specified herein. For continuity of reference, each Continuing IWTA shall bear the number or other identifying mark or reference of its predecessor IWTA unless and until another number, mark or reference is assigned to it by joint agreement of the Parties. Notwithstanding that the Continuing IWTAs are all covered by this Agreement, the Parties intend and agree that each such Continuing IWTA is a separate agreement.
(b)    Estimates Used in Bids by the Spinco Business. Prior to the effective date of this Agreement, the Business Units submitted to the Spinco Business the estimates for work in support of the quotations, bids and proposals prepared by the Spinco Business, including those that are set forth on Exhibit B attached hereto (the “Continuing Government Bids”). In the event that Spinco or a Subsidiary of Spinco is awarded a Contract as a result of a Continuing Government Bid (either before or after the effective date of this Agreement), and to the extent no IWTA in respect of such Continuing Government Bid exists on the effective date of this Agreement, then Parent shall enter into a subcontract (a “Subcontract”) with Spinco for the supply of Parent Products and Services consistent with the price or cost estimate supplied by the applicable Business Unit prior to the effective date of this Agreement, and on the same terms, conditions and provisions set forth herein applicable to Continuing IWTAs that would have applied if an IWTA with respect to the Contract that results from the Continuing Government Bid had been entered into by the applicable Business Unit and the Spinco Business as of the effective date of this Agreement. The price of each Subcontract shall be determined on an arms’ length basis based on the price or cost estimate previously supplied by the Business Unit in support of the applicable Continuing Government Bid and the principles set forth in Section 3.
(c)    Modifications and New Work. Modifications and change orders mutually agreed upon by the Parties that are not outside of the scope of work under the Continuing IWTAs and Subcontracts, such as changes in delivery schedule or destination, administrative changes and similar types of changes and modifications, shall be governed by the terms and conditions of the Continuing IWTAs or Subcontracts. For any new work, including work involving material changes in quantities or the nature of goods or services to be provided, that is not addressed in the previous sentence, the Parties may separately negotiate purchase orders not subject to this Agreement.

(d)    Duty to Cooperate. The Parties shall cooperate in good faith to obtain any consents or approvals required by a Governmental Authority (including a customer under any Government Contract) required in connection with the entry into or performance of any Continuing IWTA or Subcontract. If required or requested by any Governmental Authority, the Parties shall promptly meet to discuss alternative means to allow the Parties to fulfill their respective obligations under this Agreement.
(e)    Terms and Conditions. Parent shall cause the applicable Business Units to perform each Continuing IWTA and Subcontract in accordance with the respective drawings, specifications or scope of work set forth, or to be set forth, as the case may be, in such Continuing IWTA or Subcontract, as applicable, and in accordance with the terms and conditions applicable to such Continuing IWTA or Subcontract, as applicable. The terms and conditions applicable to each Continuing IWTA and Subcontract are as set forth in items (i) through (iv) below. Such terms and conditions are listed in the order they are to be given precedence in the event of a conflict:
(i)    the terms and conditions expressly set forth in this Agreement;
(ii)    the terms and conditions of the Continuing IWTA or Subcontract, as the case may be, not including clauses (other than warranty clauses, mandatory FAR and DFARS flow-down clauses, and other provisions required for compliance purposes that are incorporated therein and shall continue in effect) from any prime Contract or higher tier subcontract that have been incorporated therein;
(iii)    all clauses, modified to reflect the changed parties, now existing or incorporated after the date hereof, in the prime Contract or higher tier subcontract under which any Continuing IWTA, or its predecessor IWTA, or Subcontract was or is issued that are required by such prime Contract or higher tier subcontract to be incorporated into Continuing IWTAs or Subcontracts issued thereunder, when the requirement is expressly set forth in such clause, or when Spinco must impose the clause in order to comply with the terms of such prime Contract or higher tier subcontract, and any warranty terms in the prime Contracts or higher tier subcontracts; and
(iv)    the terms and conditions of the standard terms and conditions attached hereto as Exhibit C (the “Standard Terms and Conditions”) other than the reference to the state law governing the agreement identified in Section 2(a) included in such Standard Terms and Conditions, which shall be disregarded, it being understood that Parent shall be the “Performing Company” and Spinco shall be the “Requesting Company” under the Standard Terms and Conditions.
Spinco shall provide Parent with prompt written notice of any termination, waiver, amendment or modification of any prime Contract or higher tier subcontract under which any Continuing IWTA or Subcontract was or is issued that affects Parent’s rights and obligations hereunder in any material respect.

Section 3.    Pricing.
(a)    With respect to each Continuing IWTA, Parent shall, or shall cause the applicable Business Unit to, supply the Spinco Business with, and the Spinco Business shall pay Parent or the applicable Business Unit for, the Parent Products and Services, at the same costs and fees or prices set forth in the Continuing IWTA (the “IWTA Consideration”).

(b)    With respect to each Subcontract, Parent or the applicable Business Unit shall supply the Spinco Business with, and the Spinco Business shall pay Parent or the applicable Business Unit for, the Parent Products and Services at the costs and fees or prices set forth in the Subcontract (the “Subcontract Consideration” and, together with the IWTA Consideration, the “Initial Consideration”). The target cost for each Subcontract shall be based upon the price or cost estimate previously provided by the applicable Business Unit.

(c)    Spinco will, or will cause the applicable Spinco Subsidiary to, take reasonable best efforts to maintain each Continuing IWTA and each Subcontract within a cost segment that is generally compatible with the work being performed and the competitive environment of such Continuing IWTA or Subcontract, broadly consistent with Spinco’s general business practices.

(d)    For the avoidance of doubt, if, prior to the Distribution, any “memo fee” would have been payable to Parent or the applicable Business Unit in connection with any Continuing IWTA or Subcontract, no such “memo fee” shall be paid to Parent or the applicable Business Unit as part of the Initial Consideration.

(e)    The following additional terms and conditions shall apply to certain Continuing IWTAs or Subcontracts, as applicable:

(i)Fee IWTAs. With respect to each Continuing IWTA or Subcontract that is by its terms, performed at a fixed price or includes a fee (each, a “Fee IWTA”), there shall be no adjustment to the Initial Consideration.
(ii)IWTAs for IDIQ Task Orders. With respect to each cost-reimbursable Continuing IWTA or Subcontract that is for the performance of 100% of a task order under an IDIQ Contract of the Spinco Companies (other than the Shared Contracts (Spinco Companies)) (each, a “Task Order IWTA”), Spinco shall be liable for, and shall pay to Parent or the applicable Business Unit, an amount equal to the aggregate fee paid by the ultimate end-customer in excess of the Parties’ aggregate cost (it being understood that the Parties’ aggregate cost includes Spinco’s Subcontract Management Cost). For purposes of this Agreement, “Spinco’s Subcontract Management Cost” means, with respect to each Task Order IWTA, an amount equal to the costs of Spinco or its applicable Subsidiary in the nature of arms’ length subcontract management, material handling and/or other actual costs that appropriately and reasonably (consistent with past practice) take into account Applicable Law and the work to be performed by Spinco or its applicable Subsidiary pursuant to and during the term of such Task Order IWTA, but no Spinco fee or profit.

(iii)Cost IWTAs. With respect to each cost-reimbursable Continuing IWTA or Subcontract (A) for which no fee is charged pursuant to the terms of such Continuing IWTA or Subcontract, and (B) is not a Task Order IWTA (each, a “Cost IWTA”), Spinco shall pay to Parent or the applicable Business Unit an amount equal to Parent’s or the applicable Business Unit’s costs as set forth in such Cost IWTA, but no fee or profit.
(f)    Spinco shall be liable for, and shall pay to Parent or the applicable Business Unit, all amounts correctly invoiced by Parent or the applicable Business Unit to Spinco or its applicable Subsidiary for goods and services delivered by Parent or the applicable Business Unit under any Continuing IWTA or Subcontract, and which are properly due and owing.

Section 4.    Term. This Agreement is effective as of the date first above written and (a) with respect to each Continuing IWTA or Subcontract (other than any Cost IWTA) shall continue in effect until the expiration or termination, as the case may be, of each Continuing IWTA or Subcontract for the purchase and supply of Parent Products and Services as contemplated by this Agreement and (b) with respect to each Continuing IWTA or Subcontract that is a Cost IWTA, shall continue in effect until the earlier of (x) the expiration or termination, as the case may be, of such Cost IWTA as contemplated by this Agreement or (y) the 12-month anniversary of the Distribution Date; provided, however, that the provisions of Sections 4 (Term), 5 (Use of Intellectual Property), 6 (Proprietary Information), 10 (Construction), 11 (Entire Agreement), 12 (Governing Law), 13 (Limitation of Liability), 17 (Third Party Beneficiaries), 19 (Dispute Resolution) and 20 (Consent to Jurisdiction), as well as the terms and conditions described in this Agreement or the Standard Terms and Conditions applicable to the respective Continuing IWTAs or Subcontracts, which by their terms survive the termination of the Continuing IWTAs or Subcontracts, shall survive any such expiration.
Section 5.    Use of Intellectual Property.
(a)    To the extent any Intellectual Property is developed by Parent or its Subsidiaries in connection with the performance and delivery of Parent Products and Services under this Agreement, the Parties shall cooperate in good faith to allocate ownership and use of such Intellectual Property based upon the intended use and application of such Intellectual Property in the Spinco Business and/or the Parent Business, as the case may be, based upon the following key principles: (i) Intellectual Property with exclusive application to the Spinco Business shall be transferred to the Spinco Companies, (ii) Intellectual Property with exclusive application to the Parent Business shall be retained by the Parent Companies with no grant of rights to the Spinco Companies, and (iii) Intellectual Property with application to both the Spinco Business and the Parent Business shall be retained by the Parent Companies and licensed to Spinco on a nonexclusive basis, in each case based on terms and conditions consistent with the similar provisions of the Separation Agreement and the Intellectual Property Matters Agreement with respect to Transferred Intellectual Property, Excluded Intellectual Property, Licensed Intellectual Property and Licensed-Back Intellectual Property, as the case may be.

(b)    Any transfer of Intellectual Property and/or grant of Intellectual Property rights pursuant to Section 5(a) shall be subject to any rights of any third party, including the U.S. Government, in such Intellectual Property, pursuant to Contract or otherwise.

Section 6.    Proprietary Information.
(a)    Definitions. The term “Proprietary Information” means all proprietary, confidential and/or trade secret information that relates to and is disclosed by one Party or its Affiliates (the “Originating Party”) to the other Party or its Affiliates (the “Receiving Party”) under or in connection with this Agreement; provided that Proprietary Information shall not include Transferred Intellectual Property, Licensed Intellectual Property, Licensed-Back Intellectual Property or Spinco Business Proprietary Information, it being understood that such confidential information and data shall be protected and preserved by the Parties in accordance with the terms and conditions of the Separation Agreement and the other Transaction Documents.
(b)    Disclosure and Use. The Receiving Party (i) shall (and shall cause its Representatives and Affiliates to) treat and hold as confidential all Proprietary Information received from the Originating Party, and (ii) shall not (and shall cause its Representatives and Affiliates not to) disclose to any Person, publish or make publicly available any Proprietary Information received from the Originating Party. The Receiving Party shall use Proprietary Information received from the Originating Party solely during the term of this Agreement and solely in connection with the performance of its obligations under this Agreement and, to the extent that Spinco is the Receiving Party, solely to the extent necessary in connection with the operation of the Spinco Business.
(c)    Exceptions. This Agreement shall not restrict disclosure or use of Proprietary Information that:
(i)    appears in issued patents, published patent applications or other publications that are generally available to the public;
(ii)    is or becomes publicly available other than as a result of an unauthorized disclosure by the Receiving Party or its Representatives or Affiliates;
(iii)    is or becomes available to the Receiving Party on a non-confidential basis from a source that, to such Receiving Party’s knowledge, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or
(iv)    is or has been independently developed by the Receiving Party as evidenced by written documentation; provided that Proprietary Information licensed to Spinco by Parent and its Affiliates shall not be deemed to have been independently developed by Spinco for purposes of this Section 6(c)(iv);

provided that information shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general information in the public domain, unless the information itself is in the public domain.

(d)    Disclosures Required by Applicable Law. In addition to the foregoing exceptions, in the event the Receiving Party is requested or required (by oral or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or by Applicable Law) to disclose any Proprietary Information, then the Receiving Party shall notify the Originating Party promptly of the request or requirement so that the Originating Party, at its expense, may seek an appropriate protective order or waive compliance with this Section 6. If, in the absence of a protective order or receipt of a waiver hereunder, the Receiving Party is, on the advice of counsel, required to disclose such Proprietary Information, the Receiving Party may so disclose the information; provided that the Receiving Party shall use commercially reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded to such information.
(e)    No Other Rights Granted. Proprietary Information shall remain the property of the Originating Party. Neither this Agreement nor disclosure of Proprietary Information hereunder shall be construed as granting any right or license under any trade secrets, copyrights, inventions, patents or other Intellectual Property now or hereafter owned or controlled by either Party.
(f)    Non-Exclusive. The rights and obligations of the Parties set forth in this Section 6 are in addition and subject to any additional or supplemental agreements with respect to confidentiality or protection of proprietary information that may be agreed between the Parties.
Section 7.    Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including telecopy or similar writing) and shall be given, if to Parent:

Lockheed Martin Corporation
6801 Rockledge Drive
Bethesda, Maryland 20817
Attention: Senior Vice President, General Counsel and Corporate Secretary
Telecopy: (301) 897-6013

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
Harbor East
100 International Drive
Suite 2000
Baltimore, Maryland 21202
Attention: Glenn C. Campbell
Telecopy: (410) 659-2701

if to Spinco:

Abacus Innovations Corporation
700 N. Frederick Avenue
Gaithersburg, MD 20879
Attention: President
Telecopy: (301) 240-6748

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square
920 N. King Street
Wilmington, DE 19801
Attention: Robert B. Pincus, Esq.
Telecopy: (302) 434-3090

or to such other address or telecopy number and with such other copies, as such Party may hereafter specify for that purpose by notice to the other Party. Each such notice, request or other communication shall be effective (a) on the day delivered (or if that day is not a Business Day, on the first following day that is a Business Day) when (i) delivered personally against receipt or (ii) sent by overnight courier, (b) on the day when transmittal confirmation is received if sent by telecopy (or if that day is not a Business Day, on the first following day that is a Business Day), and (c) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 7.
Section 8.    Amendments; Waivers.
(a)    Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.
(b)    No failure or delay by either Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. Any term, covenant or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but only by a written notice signed by such Party expressly waiving such term or condition. The waiver by any Party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 9.    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that, except as a result of the Contemplated Transactions, neither Party may assign, delegate or otherwise transfer, directly or indirectly, in whole or in part, any of its rights or obligations under this Agreement without the prior written consent of the other Party. Any attempted assignment, delegation or transfer in violation of this Section 9 shall be null and void.
Section 10.    Construction. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural. References in this Agreement to a Party or other Person include their respective successors and assigns. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears. Unless the context otherwise requires, references in this Agreement to Sections and Exhibits shall be deemed references to Sections of and Exhibits to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Section or provision hereof. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”. With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement. All references in this Agreement to “dollars” or “$” shall mean United States dollars. Any period of time hereunder ending on a day that is not a Business Day shall be extended to the next Business Day.

Section 11.    Entire Agreement.
(a)    This Agreement, the other Transaction Documents and any other agreements contemplated hereby or thereby constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof.
(b)    THE PARTIES ACKNOWLEDGE AND AGREE THAT NO REPRESENTATION, WARRANTY, PROMISE, INDUCEMENT, UNDERSTANDING, COVENANT OR AGREEMENT HAS BEEN MADE OR RELIED UPON BY ANY PARTY OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS. SPINCO ACKNOWLEDGES THAT PARENT HAS INFORMED IT THAT NO PERSON HAS BEEN AUTHORIZED BY PARENT OR ANY OF ITS AFFILIATES TO MAKE ANY REPRESENTATION OR WARRANTY IN RESPECT OF THE SPINCO BUSINESS OR IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, UNLESS IN WRITING AND CONTAINED IN THIS AGREEMENT OR

IN ANY OF THE OTHER TRANSACTION DOCUMENTS TO WHICH THEY ARE A PARTY.
Section 12.    Governing Law. Except to the extent required to be governed by the provisions of the federal law of the United States, including the provisions of the FAR, this Agreement shall be construed in accordance with and governed by the law of the State of Delaware (without regard to the choice of law provisions thereof).
Section 13.    Limitation of Liability.
(a)    Nothing in this Agreement shall limit or exclude the liability of Parent or the applicable performing Business Unit, as applicable, for:
(i)    death or personal injury resulting from negligence;
(ii)    fraud or fraudulent misrepresentation; or
(iii)    any other liability that cannot be legally excluded or limited.

(b)    Subject to Section 13(a), in no event will either Party be liable to the other for loss of direct or indirect profits or revenues, special, collateral, punitive, exemplary, indirect, incidental or consequential damages (including without limitation, loss of goodwill, loss of saving, loss of use, interruptions of business) whether such damages, or are alleged as a result of, tortious conduct or breach of any of the provisions of this Agreement, inclusive of any Continuing IWTA or Subcontract, even if such Party has been advised of the possibility of such damages.
(c)    Subject to Section 13(a), the aggregate liability of Parent under this Agreement, inclusive of any Continuing IWTA or Subcontract, whether arising in contract, tort, (including negligence) or restitution, or for breach of statutory duty, or otherwise, shall be limited to the value of the Continuing IWTA or Subcontract under which the claim of liability arises.
Section 14.    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (including by facsimile or PDF), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party.
Section 15.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. The application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by Applicable Law. To the extent any provision of this Agreement is determined to be prohibited or unenforceable in any jurisdiction, or determined to be impermissible by any Governmental Authority (as evidenced in writing), Parent and Spinco agree to use reasonable best efforts to substitute one or more valid, legal and enforceable provisions that, insofar as practicable, implement the purposes and intent of the prohibited, unenforceable, or impermissible provision.
Section 16.    Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.
Section 17.    Third Party Beneficiaries. The provisions of this Agreement are for the benefit of, and are enforceable by, Parent, Spinco and each Subsidiary of Parent and Spinco that is a party to the respective IWTAs, Continuing Government Bids or Subcontracts. Except as expressly provided herein, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person, other than the Parties and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.
Section 18.    Disclaimer of Agency. The relationship established hereunder shall be solely that of vendor and vendee. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute either Party an agent of the other Party in the conduct of such Party’s business or to create a partnership or joint venture between the Parties.
Section 19.    Dispute Resolution.
(a)    Any dispute, controversy or claim arising from, connected to or related, in any manner, to this Agreement, including any breach, termination, expiration or invalidation of this Agreement, or in respect of any aspect of the Parties’ relationship arising from this Agreement, including their respective rights, duties and obligations to each other, whether fiduciary or otherwise, and whether based on contract, tort, statute or otherwise, (a “Dispute”) that is not, for any reason, resolved in writing amicably by the Parties within 30 days after the date of delivery of a request by a Party to the other Parties to the dispute for such amicable settlement, shall be resolved and decided by final and binding arbitration, pursuant to the Commercial Arbitration Rules (“Rules”) as administered by the American Arbitration Association (the “AAA”) in force as at the date of this Agreement, except as modified herein. In the event of any conflict between the Rules and any provisions of this Agreement, this Agreement shall govern.
(b)    The legal seat of the arbitration shall be Wilmington, Delaware. Without prejudice to the legal seat of arbitration, and for the convenience of the parties, the arbitral hearings and other proceedings shall be held in Washington, D.C., or at such other location upon which the parties to the arbitration may agree in writing.
(c)    The arbitration shall be conducted in the English language.
(d)    The arbitral tribunal (“Arbitral Tribunal”) shall consist of three arbitrators. The claimant(s) and respondent(s), respectively, shall each appoint one arbitrator within 30 of the date of delivery of the demand of arbitration, and the third arbitrator shall be appointed by the two Party-appointed arbitrators within 30 days of the date of appointment of the second arbitrator. Any arbitrator not timely appointed as provided herein shall be appointed by the AAA. For the avoidance of doubt, each of the claimant and the respondent in the arbitration shall be permitted to consult with its respective appointed arbitrator in connection with such arbitrators’ selection of the third arbitrator.
(e)    The Arbitral Tribunal shall have the exclusive right to determine the arbitrability of any Disputes.
(f)    The parties shall share equally the arbitration administrative fees, the panel member fees and costs, and any other costs associated with the arbitration. Each party shall bear its own costs and attorneys’ fees. The Arbitral Tribunal shall have no authority to award damages in excess of any limitations set forth in this Agreement.
(g)    The Arbitral Tribunal shall be required to apply the substantive laws of the State of Delaware (without regard to the choice of law provisions thereof that would compel the laws of another jurisdiction) in ruling upon any Dispute.
(h)    The Parties agree that the dispute resolution procedures specified in this Section 19 shall be the sole and exclusive procedures for the resolution of Disputes, including all documents made a part thereof; provided, however, that any Party may seek a preliminary injunction or other preliminary judicial relief in aid of arbitration before any court of competent jurisdiction if such action is necessary to avoid irreparable damage. Despite such action, the Parties shall continue to participate in good faith in the procedures specified in this Section 19.
(i)    Any decision or award of the Arbitral Tribunal shall be reasoned and in writing, and shall be final and binding upon the parties to the arbitration proceeding. The Parties agree not to invoke or exercise any rights to appeal, review, vacate or impugn such decision or award by the Arbitral Tribunal, except as provided in the Federal Arbitration Act (including Chapters 2 and 3 thereof) or the New York Convention, as applicable. The Parties also agree that judgment upon the arbitral decision or award may be entered and enforced in any court where the parties to the arbitration proceeding or their assets may be found (to whose jurisdiction the parties consent for the purpose of entering and enforcing judgment on the arbitral decision and award) as well as any other court having jurisdiction thereof.
(j)    If any prevailing party is required to retain counsel to enforce the arbitral decision or award in a court of competent jurisdiction, the Party against whom the decision or award is made shall reimburse the prevailing party for all reasonable fees and expenses incurred and paid to said counsel for such service.
(k)    The Parties agree and understand that, except as may be required by Applicable Law or any national or international stock exchange regulations applicable to a Party, or is required to protect or pursue a legal right, every aspect concerning the process of arbitration shall be treated with the utmost confidentiality and that the arbitration procedure itself shall be confidential.

(l)    The Parties agree that notifications of any proceedings, reports, communications, orders, arbitral decisions, arbitral awards, arbitral award enforcement petitions, and any other document shall be sent as set forth in Section 7.
(m)    The parties consent that any pending or contemplated arbitration hereunder may be consolidated with any prior arbitration arising under this Agreement or any other Transaction Document (other than the Merger Agreement and the Tax Matters Agreement) for the purposes of efficiency and to avoid the possibility of inconsistent awards. An application for such consolidation may be made by any party to this Agreement or such other Transaction Documents to the tribunal for the prior arbitration. The tribunal to the prior arbitration shall, after providing all interested parties the opportunity to comment on such application, order that any such pending or contemplated arbitration be consolidated into a prior arbitration if it determines that (i) the issues in the arbitrations involve common questions of law or fact, (ii) no party to either arbitration shall be prejudiced, whether by delay or otherwise, by the consolidation, (iii) any party to the pending or contemplated arbitration which did not join an application for consolidation, or does not consent to such an application, is sufficiently related to the parties in the prior arbitration that their interests were sufficiently represented in the appointment of the tribunal for the prior arbitral tribunal, and (iv) consolidation would be more efficient that separate arbitral proceedings.
Section 20.    Consent to Jurisdiction. Any Proceeding seeking to obtain a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration in connection with this Agreement shall and may be brought in the Delaware Court of Chancery, or, where such court does not have jurisdiction, any state or federal court within the State of Delaware (“Delaware Courts”), and each of the Parties hereby irrevocably and unconditionally consents to the exclusive jurisdiction of the Delaware Courts (and of the appropriate appellate courts thereto) in any such Proceeding and irrevocably and unconditionally waives any objection to venue laid therein, any objection on the grounds of forum non conveniens, or any objection based on or on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such Proceeding in any Delaware Court (and of the appropriate appellate courts thereto). Each party hereby irrevocably and unconditionally consents and agrees that service or process in any such Proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware, in any manner permitted by applicable law or, without limiting the foregoing, in the manner provided for notices in Section 7.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized representatives on the day and year first above written.

LOCKHEED MARTIN CORPORATION

By:	/s/ Stephen M. Piper Name: Stephen M. Piper Title: Vice President and Associate General
Counsel

ABACUS INNOVATIONS CORPORATION

By:/s/ F. Barry Hennegan Name:	F. Barry Hennegan Title: Vice President and Secretary

[SIGNATURE PAGE TO SUPPLY AGREEMENT (PARENT TO SPINCO)]